UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2015

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐                               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On November 2, 2015, Eagle Bancorp, Inc. (the “Company”), redeemed all of the 56,600 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, liquidation amount $1,000 per share (the “Series B Preferred Stock”) that had been issued to the United States Secretary of the Treasury (the “Treasury”) in July 2011 pursuant to the Small Business Lending Fund program (“SBLF”), and all of the 15,300 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation amount $1,000 per share (“Series C Preferred Stock”), issued in October 2014 in connection with the Company’s acquisition of Virginia Heritage Bank (“VHB”) in exchange for VHB’s SBLF preferred stock originally issued to the Treasury in June 2011.  The aggregate redemption price of the Series B Preferred Stock and Series C Preferred Stock was approximately $71.96 million, including dividends accrued but unpaid through, but not including the redemption date.

The Series B Preferred Stock and Series C Preferred Stock were redeemed from the Company’s existing available funds.  The redemption terminates the Company’s participation in the SBLF program.  After the redemption, the Company’s capital ratios remain well in excess of those required for well capitalized status.

The Company issued a press release regarding the redemption, a copy of which is included as Exhibit 99.1 hereto.

Item 9.01                                           Financial Statement and Exhibits.

(d)                                                                                 Exhibits

99.1                        Press Release dated November 2, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: November 2, 2015